                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Transmedia Europe, Inc.
                            ---------------------------
                                (Name of Issuer)

                        Common Stock, Par Value, $.00001
                      -------------------------------------
                         (Title of Class of Securities)

                                    893764100
                               -------------------
                                 (CUSIP Number)

                                December 31, 2002
             -------------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 2 of 11 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name RAB Europe Fund Limited
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                         0
                SHARES           -----------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                 EACH                      Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                 WITH            -----------------------------------------------

                                     7.    SOLE DISPOSITIVE POWER

                                                  0
                                 -----------------------------------------------

                                     8.    SHARED DISPOSITIVE POWER

                                           See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                              [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/  (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
-------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    CO
-------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 3 of 11 Pages
----------------------                                     ---------------------

-------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name RAB Europe Partners LP

--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
                     U.S.A.
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                             0
                SHARES              --------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                EACH                       Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                WITH                --------------------------------------------
                                     7.    SOLE DISPOSITIVE POWER

                                                     0
                                   --------------------------------------------
                                      8.    SHARED DISPOSITIVE POWER

                                            See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                          [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/ (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    PN
--------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 4 of 11 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name RAB Partners Limited

--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Cayman Islands
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                             0
                SHARES              --------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                EACH                       Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                WITH                --------------------------------------------
                                     7.    SOLE DISPOSITIVE POWER

                                                     0
                                   ---------------------------------------------
                                      8.    SHARED DISPOSITIVE POWER

                                            See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                          [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/  (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    CO
--------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 5 of 11 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name RAB Capital Limited
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United Kingdom
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                             0
                SHARES              --------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                EACH                       Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                WITH                --------------------------------------------
                                     7.    SOLE DISPOSITIVE POWER

                                                     0
                                   ---------------------------------------------
                                      8.    SHARED DISPOSITIVE POWER

                                            See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                          [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/  (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    CO
--------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 6 of 11 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name William Philip Richards
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United Kingdom
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                             0
                SHARES              --------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                EACH                       Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                WITH                --------------------------------------------
                                     7.    SOLE DISPOSITIVE POWER

                                                     0
                                   ---------------------------------------------
                                      8.    SHARED DISPOSITIVE POWER

                                            See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                          [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/  (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    IN
--------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 7 of 11 Pages
----------------------                                     ---------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name Michael Alen-Buckley
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United Kingdom
--------------------------------------------------------------------------------
                                     5.    SOLE VOTING POWER
               NUMBER OF                             0
                SHARES              --------------------------------------------
             BENEFICIALLY            6.    SHARED VOTING POWER
               OWNED BY                    3,377,600 shares of Common Stock
                EACH                       Warrants (exercisable into up to
              REPORTING                    6,000,000 shares of Common Stock)1/
               PERSON                                                       -
                WITH                --------------------------------------------
                                     7.    SOLE DISPOSITIVE POWER

                                                     0
                                   ---------------------------------------------
                                      8.    SHARED DISPOSITIVE POWER

                                            See Row 6 above.
--------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES1/
                         -                                          [X]
--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Up to 9.9% as of the date of filing this statement.1/ (Based on
                                                              -
           35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                    IN
--------------------------------------------------------------------------------

1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 8 of 11 Pages
----------------------                                     ---------------------

Item  1(a)        Name of Issuer: Transmedia Europe, Inc.

Item  1(b)        Address of Issuer's Principal Executive Offices:

                  11 St. James Square
                  London SW1Y 4LB
                  England

Item  2(a)        Name of Person Filing
Item  2(b)        Address of Principal Business Office
Item  2(c)        Citizenship

                  RAB Europe Fund Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Europe Partners LP
                  c/o RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  Delaware limited partnership

                  RAB Partners Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom company

                  William Philip Richards
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

                  Michael Alen-Buckley
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

Item  2(d)        Title of Class of Securities:

                  Common Stock, par value $.00001 per share

Item  2(e)        CUSIP Number: 893764100

----------------------                                     ---------------------
  Cusip No.893764100                   13G                    Page 9 of 11 Pages
----------------------                                     ---------------------

Item  3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

           (a)   [__]     Broker or dealer registered under Section 15 of the
                          Exchange Act;

           (b)   [__]     Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

           (c)   [__]     Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act;

           (d)   [__]     Investment company registered under Section 8 of the
                          Investment Company Act;

           (e)   [__]     An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

           (f)   [__]     An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

           (g)   [__]     A parent holding company or control person in
                          accordance with Rule 13d-1(b)(ii)(G);

           (h)   [__]     A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

           (i)   [__]     A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)   [__]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                             [X]

Item  4    Ownership:

           RAB Europe Fund Limited
           RAB Europe Partners LP
           RAB Partners Limited
           RAB Capital Limited
           William Philip Richards
           Michael Alen-Buckley

      (a)  Amount beneficially owned:

           3,377,600 shares of Common Stock

           Warrants (exercisable into up to 6,000,000 shares of Common Stock)1/
                                                                             -

----------------------                                     ---------------------
  Cusip No.893764100                   13G                   Page 10 of 11 Pages
----------------------                                     ---------------------

      (b)     Percent of Class:

              Up to 9.9% as of the date of filing this statement.1/ (Based on
                                                                 -
              35,844,931 shares of Common Stock issued and outstanding as of June 30, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Item 4(a) above.)

      (c)     Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote:  0

              (ii) shared power to vote or to direct the vote: See item (a) above.

              (iii)  sole power to dispose or to direct the disposition of:  0

              (iv)   shared power to dispose or to direct the disposition of:
                     See item (a) above.

       1/   Pursuant to the terms of the Warrants, the Reporting Person cannot
       -    be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

Item  5       Ownership of Five Percent or Less of a Class:
                              Not Applicable.

Item  6       Ownership of More than Five Percent on Behalf of Another Person:
                              Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                              Not Applicable.

Item  8       Identification and Classification of Members of the Group:
                              Not Applicable.

Item  9       Notice of Dissolution of Group:
                              Not Applicable.

Item  10      Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                     ---------------------
  Cusip No.893764100                   13G                   Page 11 of 11 Pages
----------------------                                     ---------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of February, 2003

RAB EUROPE FUND LIMITED                              RAB EUROPE PARTNERS LP

By:   RAB Capital Limited, its Investment Manager    By:  RAB Partners Limited,
                                                          its General Partner

      By: /s/ William Philip Richards                       By: /s/ William Philip Richards
          ---------------------------                           ---------------------------
          William Philip Richards,                             William Philip Richards, Director
          Managing Director


RAB PARTNERS LIMITED                                 RAB CAPITAL LIMITED

By: /s/ William Philip Richards                       By: /s/ William Philip Richards
    ---------------------------                           ---------------------------
    William Philip Richards, Director                    William Philip Richards, Managing Director


WILLIAM PHILIP RICHARDS                              MICHAEL ALEN-BUCKLEY

/s/ William Philip Richards                           /s/ Michael Alen-Buckley
---------------------------                           ------------------------